EXHIBIT 5

LOCK-UP AGREEMENT

May 7, 2012

  J.P. Morgan Securities LLC
As Representative of the
several Underwriters listed
in Schedule 1 hereto
c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

Re:Web.com Group, Inc. --- Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Web.com Group, Inc., a Delaware corporation (the “Company”) and the Selling Stockholders listed on Schedule 2 to the Underwriting Agreement, providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of 8,000,000 shares of Common Stock, par value $0.001 per share, of the Company (the “Securities”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Securities, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of J.P. Morgan Securities LLC on behalf of the Underwriters, the undersigned will not, during the period ending 60 days after the date of the final prospectus (the “Prospectus”) relating to the Public Offering (the “Lock-Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock, $0.001 per share par value, of the Company (the “Common Stock”) or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition (collectively, the “Lock-Up Securities”), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of the Lock-Up Securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of the Lock-Up Securities without the prior written consent of J.P. Morgan Securities LLC on behalf of the Underwriters, in each case other than (A) the Securities to be sold by the undersigned pursuant to the Underwriting Agreement, (B) transfers of the Lock-Up Securities as a bona fide gift or gifts, (C) as a distribution to direct or indirect affiliates, limited partners, members or shareholders of such Selling Stockholder, (D) transfers of Lock-Up Securities to any immediate family member, any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned or any of their successors upon death or any partnership or limited liability company, the partners or members of which consist of such Selling Stockholder and one or more members of such Selling Stockholder’s immediate family (for purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin) and such transfer does not involve a disposition for value, (E) transfers of Lock-Up Securities to any beneficiary of such Selling Stockholder pursuant to a will, other testamentary document or applicable laws of descent, (F) transfers of Lock-Up Securities to such Selling Stockholder’s affiliates or to any investment fund or other entity controlled or managed by such Selling Stockholder, (G) pledges of Lock-Up Securities (including transfer in connection with any such pledges) in favor of lenders under such Selling Stockholder’s credit facilities in existence as of the date hereof and (H) transfers of Lock-Up Securities to any Permitted Transferee under the Selling Stockholder Agreement; provided that in the case of any transfer or distribution pursuant to clauses (B), (C), (D), (F), (G) and (H), each donee, transferee or distributee shall execute and deliver to the Representatives a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B), (C) or (H), no filing by any party (donor, donee, transferor or transferee) under Section 16 of the Securities Exchange Act of 1934, as amended, or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the 60-day period referred to above).

In addition, nothing in this Lock-up Agreement shall prohibit the undersigned from establishing a Rule 10b5-1 trading plan during the Lock-Up Period; provided that (a) no transactions thereunder are made until after the expiration of the Lock-Up Period and (b) no public disclosure of such plan shall be required or voluntarily made until after the expiration of the Lock-Up Period.

Notwithstanding any other provision contained herein, the undersigned shall be permitted to make transfers, sales, tenders or other dispositions of Lock-Up Securities pursuant to a tender offer for securities of the Company or any other transaction, including, without limitation, a merger, consolidation or other business combination, involving a change of control of the Company (including, without limitation, entering into any lock-up, voting or similar agreement pursuant to which the undersigned may agree to transfer, sell, tender or otherwise dispose of Lock-Up Securities in connection with any such transaction, or vote any Lock-Up Securities in favor of any such transaction), provided that all Lock-Up Securities subject to this agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this agreement; and provided further that it shall be a condition of transfer, sale, tender or other disposition that if such tender offer or other transaction is not completed, any Lock-Up Securities subject to this agreement shall remain subject to the restrictions herein.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. Notwithstanding anything to the contrary herein, this agreement will terminate automatically (i) if the Underwriting Agreement is not executed on or before May 15, 2012 and (ii) upon the termination of the Underwriting Agreement.

The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

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Very truly yours,

GA-NWS Investor LLC

By:	/s/ Cristopher G. Lanning
Name: Cristopher G. Lanning
Title: Secretary

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